                       SECURITIES AND EXCHANGE COMMISSION




                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*

                         Progenics Pharmaceuticals, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0013 per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    743187106
                       ----------------------------------
                                 (CUSIP Number)

                                December 31, 2004
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [X] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------------------------------------------------------------
CUSIP No. 743187106
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Paul W. Maddon, M.D., Ph.D.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) |_|

                                                                       (b) |_|

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------- ----- ----------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER

        SHARES              1,682,177
                      ----- ----------------------------------------------------
     BENEFICIALLY        6  SHARED VOTING POWER

        OWNED               None
                      ----- ----------------------------------------------------
          BY             7  SOLE DISPOSITIVE POWER

         EACH               1,682,177
                      ----- ----------------------------------------------------
      REPORTING          8  SHARED DISPOSITIVE POWER

        PERSON              None

         WITH

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,682,177
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.7345%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------


                                 2

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Item 1.

         (a) Name of Issuer:

             Progenics Pharmaceuticals, Inc.

         (b) Address of Issuer's Principal Executive Offices:

             777 Old Saw Mill River Road
             Tarrytown, NY 10591

Item 2.

         (a) Name of Person Filing:

             Paul W. Maddon, M.D., Ph.D.

         (b) Address of Principal Business Office or, if none, Residence:

             777 Old Saw Mill River Road
             Tarrytown, NY 10591

         (c) Citizenship:

             United States of America

         (d) Title of Class of Securities:

             Common Stock, par value $0.0013 per share

         (e) CUSIP Number:

             743187106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         N/A

Item 4.  Ownership.

         (a) Amount Beneficially Owned:

             1,682,177 shares, which includes 1,000 shares held by reporting person's spouse (the beneficial ownership of which the reporting person disclaims), and 1,139,775 shares that may be acquired upon exercise of certain options held by reporting person.

         (b) Percent of class:

             9.7345%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote

             1,682,177

                                       3

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             (ii) Shared power to vote or to direct the vote

                  None

             (iii) Sole power to dispose or to direct the disposition of

                   1,682,177

             (iv) Shared power to dispose or to direct the disposition of

                  None

Item 5.       Ownership of Five Percent or Less of a Class.

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             N/A

Item 8.      Identification and Classification of Members of the Group.

             N/A

Item 9.      Notice of Dissolution of Group.

             N/A

                                       4

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Item 10.     Certifications.

             N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 14, 2005

                                               /s/ PAUL J. MADDON
                                               ------------------
                                               Paul J. Maddon, M.D., Ph.D.




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